Intrepid Potash Announces Second Quarter 2013 Financial Results,
Major Capital Projects on Target and Nearing Completion

DENVER; July 31, 2013 - Intrepid Potash Inc. (Intrepid) (NYSE:IPI) today reported financial results for the second quarter of 2013.

Recent Operating Highlights

•	HB Solar Solution mine on schedule and nearing completion with 15 of 18 ponds filled with brine

•	Construction of the HB processing plant is continuing on schedule with production expected to commence before year end

•	North compaction plant commissioning process is underway; the first two lines are expected to begin being placed in-service towards the end of the third quarter

•	Moab cavern system drilling to create a third cavern system continues on schedule

"We are in the home stretch of transforming Intrepid's facilities into much more modernized plants. We are poised to deliver lower cost production as we bring on line our new solution mine, new cavern system, updated West facility, and state-of-the-art compaction capability,” said Bob Jornayvaz, Intrepid's Executive Chairman of the Board. “I am excited to be nearing the conclusion of this multi-faceted, multi-year capital investment program, and to begin seeing the benefits from our investments. We are confident that we will enter 2014 with a stronger company as we finish this transition from old to new during the next few quarters.”

Mr. Jornayvaz continued, "The extraordinary events of the last few days in the potash market only confirm that we have taken the right steps to run and manage our business. Our ability to produce potash at low cash costs at our Moab and Wendover solar solution mines is a distinct advantage for us and it is imperative in an uncertain price environment. Our shift to the left on the cost curve as we replicate the success we've demonstrated at Moab and Wendover and ramp up production in 2014 at our new HB solar solution mine makes us more competitive. Additionally, we have a strong balance sheet and capital structure, and we will see our capital investment program step down significantly into next year. We see the recent news about potash pricing as a further catalyst to cause additional delays or cancellations of other companies' expansion projects."

Second Quarter Results

•	Net income was $11.3 million, or $0.15 per share, compared with second quarter 2012 net income of $19.0 million, or $0.25 per share

•	Adjusted net income[1] was $12.7 million, or $0.17 per share, compared with $18.8 million, or $0.25 per share, in the same period of the prior year

•	Adjusted EBITDA[2] was $33.0 million, compared with $42.9 million in second quarter of the previous year

•	Cash flows from operating activities were $35.8 million for the second quarter of 2013 compared with $61.2 million for the second quarter of 2012.

•
Intrepid continues to operate with a strong balance sheet having cash and investments totaling $129.4 million and the full amount of its $250.0 million unsecured credit facility available for borrowing as of June 30, 2013. The capital structure now includes $150.0 million of long-term, low-cost debt outstanding from the issuance of the unsecured senior notes in April 2013.

Commenting on the results, Mr. Jornayvaz said, "All things considered, we delivered solid potash sales in the second quarter, particularly given the reduced application rates this past spring due to the persistent cool and wet weather across much of the United States. Our proactive, intentional placement of product into the market allowed us to sell nearly all of our production and meet our customers' needs during the compressed application window. Trio® was a standout in the quarter with year-over-year improvement in sales, production, and costs."

Potash

•	Potash production in the second quarter of 2013 was 182,000 tons, up from 170,000 tons in the same period a year ago

•
Cash operating cost of goods sold[3], net of by-product credits, was $186 per ton in the second quarter. Cash operating cost of goods sold, net of by-product credits, for the first six months of 2013 was $180 per ton, representing a 4% improvement from the first six months of 2012

•
Cost of goods sold, net of by-product credits, was $254 per ton in the quarter. Cost of goods sold, net of by-product credits, for the first six months of 2013 was $245 per ton, essentially flat compared to the first six months of 2012

•	Potash sales volume was 184,000 tons in the second quarter of 2013, flat compared with the same period of the previous year

1 Adjusted net income and adjusted net income per diluted share are financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.
2 Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA) is a financial measure not calculated in accordance with U.S. Generally Accepted Accounting Principles (non-GAAP). See the non-GAAP reconciliations set forth later in this press release for additional information.
3 Cash operating cost of goods sold and cash operating cost of goods sold, net of by-product credits, are operating performance measures defined as total cost of goods sold excluding royalties, depreciation, depletion, and amortization (and, if applicable, excluding by-product credits), divided by the number of tons sold in the period.

•
Average net realized sales price[4] in the second quarter of 2013 was $402 per ton ($443 per metric tonne); second quarter of 2012 average net realized sales price was $465 per ton ($512 per metric tonne)

Intrepid held potash sales volume flat to last year's second quarter by positioning itself to maximize the available opportunities through well-developed customer relationships, close proximity to the market, and strategic utilization of warehouse space.

Both cash operating costs per ton and total cost of goods sold per ton were higher in the second quarter compared to the second quarter a year ago due to normal quarterly fluctuations in sales levels from each facility relative to total production and to lower production from the West facility. For the first six months of the year, both cash operating and total cost of goods sold per ton for potash improved compared with the first half of 2012.

Intrepid's capital investment plan includes an estimated $35 million to $45 million for several ongoing projects in varying stages of completion at the West facility. As Intrepid has grown its mining capacity and transitioned into different ore zones, this investment sustains and improves the production capability at its West facility by increasing throughput and enhancing recovery. The integration and implementation of these investments that are transforming the West facility impacted second quarter production and are expected to cause variability in production throughout the remainder of this year.

Langbeinite - Trio®

•	Langbeinite production was 50,000 tons in the second quarter of 2013, up 52% from the second quarter of 2012

•
Cash operating cost of goods sold was $177 per ton in the quarter, a 14% improvement from the same quarter of 2012. Cash operating cost of goods sold for the first six months of 2013 was $179 per ton representing a 14% improvement from the first six months of 2012

•
Cost of goods sold, net of by-product credits, was $243 per ton in the quarter, a 13% improvement from the second quarter of 2012. Cost of goods sold, net of by-product credits, for the first six months of 2013 was $248 per ton, a 13% improvement from the first six months of 2012

•	Trio® sales in the second quarter were 35,000 tons, a 35% increase from the same period in the prior year

•	Average net realized sales price for langbeinite, which is marketed as Trio®, was $359 per ton ($396 per metric tonne), up 11% from the second quarter of 2012

Intrepid continues to create significant value from its long-term investment to produce and sell

4 Average net realized sales price is an operating performance measure calculated as gross sales less freight costs, divided by the number of tons sold in the period.

Trio®. The operating team continues to produce stronger results by managing priorities for improvement and methodically executing the plan. The increase in Trio® production was key to lowering the cost of goods sold and cash operating cost of goods sold.

Income Taxes

The full-year effective income tax rate is still expected to be approximately 36% to 38%. The cash taxes for 2013 are expected to be at a very low level given the extension of bonus depreciation that was enacted into law this year coupled with the significant amount of capital that the Company is placing into service this year.

Market Conditions

The unfavorable weather this past spring compressed the planting season and impacted second quarter sales volume, which was below dealer and retailer expectations. Because of the compressed window for farmers to work in their fields, many reduced their spring application of potash in hopes that potassium reserves in the soil would be adequate for the current growing season.

Intrepid anticipates demand for the upcoming fall season to be stronger than the spring season driven in part by the expectation that farmers will attempt to replenish the potassium depletion from this growing season. Additionally, fertilizer remains affordable and farmer economics continue to be favorable. Intrepid expects to continue selling substantially all of its production with no meaningful buildup of inventory. The near-term outlook is for pricing to soften and to be impacted by farmers' and dealers' reactions to the summer fill and their demand needs and speculation regarding global potash prices based on recent developments.

Capital Investment

The full-year capital investment estimate remains on track in the $235 million to $285 million range, with $130.7 million invested through June 30, 2013. The Company expects that the remaining 2013 capital investment will peak in the third quarter, followed by a significant decrease in capital expenditures in the fourth quarter and into next year.

HB Solar Solution Mine

The total estimated investment for the HB Solar Solution mine is in the range of $225 million to $245 million, of which $176.5 million was invested through June 30, 2013. All aspects of the construction and development of this significant multi-year project are nearing completion. Phases of the project are up and running currently as the team is within weeks of completing the pond work, brine is being injected into the mines, and the solar evaporation ponds are being filled with potassium-rich brine. Getting this brine into the ponds in advance of the associated evaporation season is the key to each successive year's harvest, making this a priority activity for the operations team. Construction of the HB mill is currently on schedule and the plant is expected to be ready to begin processing potash from the ponds before the end of this year.

North Compaction Project

Capital investment for the North Compaction project is below budget by approximately $5 million and is now estimated at $90 million to $95 million, of which $84.2 million was invested as of June 30, 2013. The majority of the construction is complete and commissioning of the individual elements of the first and second compaction lines is underway with the expectation of beginning operations in the new North facility late in the third quarter. The third compaction line is expected to be put into service in early 2014, as originally planned. This project upgrades Intrepid's capacity to handle all of the anticipated production from the HB Solar Solution mine as well as the increased production from the investments in the West facility.

Outlook

Intrepid's outlook for the third quarter and full year 2013 is presented below. This information reflects management's best estimates at the current time and will be impacted by actual market conditions, results of operations, and production results. Intrepid's guidance is subject to the impact from the recent developments in Russia, which will be better understood as the market reacts to the news and as North American potash prices become established.

The mid-points of the full-year production and sales outlook for potash have each been reduced by 8% from Intrepid's previous outlook to reflect the actual spring season results, the revised timing of the upgrades underway at the West facility and to a lesser extent at the North compaction facility. Bringing the West facility upgrades into service requires that the plant be stopped and started more often than normal while the new equipment is installed and certain processes are modified and new equipment is calibrated and integrated into the existing system. These changes result in increased variability in operating and recovery rates and have an impact on near-term potash production rates. The old compactor facility at North has not been running at historical production levels and the Company is balancing the investment needs associated with this facility that has more than served its useful life, ahead of transitioning over to the new plant. Annual maintenance turnarounds are scheduled in the third quarter at both the West and East facilities, and the Moab location is scheduled to begin its harvest in September following the peak of the evaporation season.

Steady production improvements continue at the langbeinite plant and, accordingly, the production and sales outlook for Trio® has been increased. The sales volume estimate reflects the variability associated with the timing of sales of the standard sized product, which is predominately sold into the export market.

The outlook information for capital investment is provided on a full-year basis only and is unchanged from the previous outlook.

	Three Months Ended	Year Ended
	September 30, 2013	December 31, 2013
Potash
Production (tons)	150,000 - 180,000	780,000 - 820,000
Sales (tons)	180,000 - 220,000	765,000 - 825,000
Cash COGS, net of by-product credit ($/ton)	$190 - $220	$185 - $200
Total COGS ($/ton)	$265 - $295	$250 - $270

Trio®
Production (tons)	50,000 - 60,000	190,000 - 210,000
Sales (tons)	30,000 - 40,000	160,000 - 185,000
Cash COGS ($/ton)	$150 - $170	$150 - $180
Total COGS ($/ton)	$220 - $240	$220 - $240

Other
Selling and Administrative	$8 - $10 million	$36 - $38 million

Capital Investment	Not Provided Quarterly	$235 - $285 million

Notes

Adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are non-GAAP financial measures. Reconciliations of these measures to the most directly comparable U.S. GAAP measures are included in the tables at the end of this release. Average net realized sales price, cash operating cost of goods sold, and cash operating cost of goods sold net of by-product credits are operating measures. Definitions of these measures are included in the footnotes in this release.

Unless expressly stated otherwise or the context otherwise requires, references to “tons” in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 1, 2013, at 10:00 a.m. EDT. The dial in number is 800-319-4610 for U.S. and Canada, and is 631-982-4565 for other countries. A recording of the conference call will be available two hours after the completion of the call at 800-319-6413 for U.S. and Canada, or 631-883-6842 for other countries. The replay of the call will require the input of the conference identification number 763324. The call will also be streamed on the Intrepid website, www.intrepidpotash.com. An audio recording of the conference call will be available at www.intrepidpotash.com through September 1, 2013.

About Intrepid

Intrepid (NYSE: IPI) is the largest producer of potash in the U.S. and is dedicated to the production and marketing of potash and Trio®, a product produced from langbeinite ore. Intrepid owns five active potash production facilities - three in New Mexico and two in Utah. The HB Solar Solution mine, which is currently under construction, will increase the number of our active potash production facilities to six.

We routinely post important information about our business, including information about upcoming investor presentations, on our website under the Investor Relations tab. We encourage our investors and other interested parties to enroll on our website to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings. Our website address is www.intrepidpotash.com.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document often relate to our future performance and management's expectations for the future, including statements about our financial outlook. These statements are based on assumptions that we believe are reasonable. Forward-looking statements by their nature address matters that are uncertain. For us, the particular uncertainties that could cause our actual results to be materially different from our forward-looking statements include the following:

•	changes in the price, demand, or supply of potash or Trio®/langbeinite

•	circumstances that disrupt or limit our production, including operational difficulties or operational variances due to geological or geotechnical variances

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing or construction expertise

•
the costs of, and our ability to successfully construct, commission and execute, any of our strategic projects, including the development of our HB Solar Solution mine, the further development of our langbeinite recovery and granulation assets, our North granulation plant, and our Moab cavern systems

•	adverse weather events, including events affecting evaporation rates at our solar solution mines

•	changes in the prices of raw materials, including chemicals, natural gas, and electricity

•	the impact of federal, state, or local government regulations, including environmental and mining regulations, the enforcement of those regulations, and government policy changes

•	our ability to obtain any necessary government permits relating to the construction and operation of assets

•	changes in our reserve estimates

•	competition in the fertilizer industry

•	declines in U.S. or world agricultural production

•	declines in the use of potash products by oil and gas companies in their drilling operations

•	changes in economic conditions

•	our ability to comply with covenants in our debt-related agreements to avoid a default under those agreements

•	disruption in the credit markets

•	our ability to secure additional federal and state potash leases to expand our existing mining operations

•	the other risks and uncertainties described in our periodic filings with the U.S. Securities and Exchange Commission

All information in this document speaks as of July 31, 2013. New information or events after that date may cause our forward-looking statements in this document to change. We have no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Gary Kohn, Investor Relations
Phone: 303-996-3024
Email: gary.kohn@intrepidpotash.com

INTREPID POTASH, INC.
SELECTED OPERATIONS DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Production volume (in thousands of tons):
Potash	182	170	404	388
Langbeinite	50	33	96	63
Sales volume (in thousands of tons):
Potash	184	184	369	387
Trio®	35	26	74	55

Gross sales (in thousands):
Potash	$78,195	$88,755	$160,973	$190,513
Trio®	14,485	10,029	30,964	20,514
Total	92,680	98,784	191,937	211,027
Freight costs (in thousands):
Potash	4,351	3,291	9,817	8,086
Trio®	2,175	1,532	4,806	3,499
Total	6,526	4,823	14,623	11,585
Net sales (in thousands):
Potash	73,844	85,464	151,156	182,427
Trio®	12,310	8,497	26,158	17,015
Total	$86,154	$93,961	$177,314	$199,442

Potash statistics (per ton):
Average net realized sales price	$402	$465	$409	$471
Cash operating cost of goods sold, net of by-product credits* (exclusive of items shown separately below)	186	178	180	187
Depreciation and depletion	50	42	48	43
Royalties	18	17	17	17
Total potash cost of goods sold	$254	$237	$245	$247
Warehousing and handling costs	14	14	15	14
Average potash gross margin	$134	$214	$149	$210

Trio® statistics (per ton):
Average net realized sales price	$359	$322	$354	$312
Cash operating cost of goods sold (exclusive of items shown separately below)	177	206	179	208
Depreciation and depletion	48	58	51	60
Royalties	18	16	18	16
Total Trio® cost of goods sold	$243	$280	$248	$284
Warehousing and handling costs	15	15	14	14
Average Trio® gross margin	$101	$27	$92	$14

* On a per ton basis, by-product credits were $7 and $6 for the second quarter of 2013, and 2012, respectively. By-product credits were $1.3 million and $1.2 million for the second quarter of 2013, and 2012, respectively. On a per ton basis, by-product credits were $9 and $8 for the first six months of 2013, and 2012, respectively. By-product credits were $3.2 million and $3.0 million for the first six months of 2013, and 2012, respectively.

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Sales	$92,680	$98,784	$191,937	$211,027
Less:
Freight costs	6,526	4,823	14,623	11,585
Warehousing and handling costs	3,094	3,005	6,673	6,369
Cost of goods sold	55,003	51,064	108,776	111,645
Other	4	(3)	12	327
Gross Margin	28,053	39,895	61,853	81,101

Selling and administrative	8,639	8,710	18,131	16,967
Accretion of asset retirement obligation	374	181	749	362
Other (income) expense	(1,340)	85	(1,169)	57
Operating Income	20,380	30,919	44,142	63,715

Other Income (Expense)
Interest expense, including realized and
unrealized derivative gains and losses, net	(219)	(215)	(432)	(468)
Interest income	163	526	215	1,039
Other (expense) income	(1,836)	95	(1,820)	278
Income Before Income Taxes	18,488	31,325	42,105	64,564

Income Tax Expense	(7,171)	(12,312)	(15,869)	(24,925)
Net Income	$11,317	$19,013	$26,236	$39,639

Weighted Average Shares Outstanding:
Basic	75,383,108	75,279,074	75,361,951	75,253,230
Diluted	75,399,566	75,308,472	75,396,164	75,312,773
Earnings Per Share:
Basic	$0.15	$0.25	0.35	$0.53
Diluted	$0.15	$0.25	0.35	$0.53

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2013 AND DECEMBER 31, 2012
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$47,797	$33,619
Short-term investments	37,419	24,128
Accounts receivable:
Trade, net	35,822	31,508
Other receivables	10,616	9,122
Refundable income taxes	3,381	3,306
Inventory, net	70,775	53,275
Prepaid expenses and other current assets	3,935	5,393
Current deferred tax asset	4,138	2,005
Total current assets	213,883	162,356

Property, plant, and equipment, net of accumulated depreciation
of $167,713 and $142,137, respectively	616,226	543,169
Mineral properties and development costs, net of accumulated
depletion of $12,096 and $11,060, respectively	123,764	94,096
Long-term parts inventory, net	11,306	10,208
Long-term investments	44,205	—
Other assets	4,106	4,246
Non-current deferred tax asset	162,766	180,548
Total Assets	$1,176,256	$994,623

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$19,471	$19,431
Related parties	127	203
Accrued liabilities	37,311	32,496
Accrued employee compensation and benefits	8,416	11,680
Other current liabilities	2,202	3,578
Total current liabilities	67,527	67,388

Long-term debt	150,000	—
Asset retirement obligation	20,321	19,344
Other non-current liabilities	3,088	2,155
Total Liabilities	240,936	88,887

Commitments and Contingencies

Common stock, $0.001 par value; 100,000,000 shares
authorized; and 75,394,377 and 75,312,805 shares
outstanding at June 30, 2013, and December 31, 2012, respectively	75	75
Additional paid-in capital	570,244	568,375
Accumulated other comprehensive loss	(250)	(1,729)
Retained earnings	365,251	339,015
Total Stockholders' Equity	935,320	905,736
Total Liabilities and Stockholders' Equity	$1,176,256	$994,623

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Reconciliation of net income to net cash provided by operating activities:
Net income	$11,317	$19,013	$26,236	$39,639
Deferred income taxes	7,145	11,441	15,526	21,483
Items not affecting cash:
Depreciation, depletion, and accretion	14,338	11,376	28,479	22,632
Stock-based compensation	1,537	1,386	2,677	2,705
Unrealized derivative gain	—	(273)	—	(497)
Other	928	1,022	1,361	1,985
Changes in operating assets and liabilities:
Trade accounts receivable	8,401	11,744	(4,314)	(2,643)
Other receivables	(1,148)	(1,175)	(1,492)	(2,193)
Refundable income taxes	(79)	767	(76)	2,778
Inventory	(9,817)	(5,654)	(18,598)	(1,407)
Prepaid expenses and other assets	778	828	1,492	1,927
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	890	11,212	(3,405)	12,950
Other liabilities	1,533	(473)	(442)	(481)
Net cash provided by operating activities	35,823	61,214	47,444	98,878

Cash Flows from Investing Activities:
Additions to property, plant, and equipment	(54,990)	(43,360)	(94,502)	(75,769)
Additions to mineral properties and development costs	(7,621)	(5,338)	(29,257)	(11,406)
Purchases of investments	(80,234)	(34,907)	(80,234)	(65,634)
Proceeds from investments	253	29,615	21,839	48,337
Other	58	—	68	2
Net cash used in investing activities	(142,534)	(53,990)	(182,086)	(104,470)

Cash Flows from Financing Activities:
Proceeds from long-term debt	150,000	—	150,000	—
Debt issuance costs	(603)	—	(603)	—
Employee tax withholding paid for restricted stock upon vesting	—	(322)	(577)	(746)
Excess income tax benefit from stock-based compensation	—	(166)	—	(191)
Net cash provided by (used in) financing activities	149,397	(488)	148,820	(937)

Net Change in Cash and Cash Equivalents	42,686	6,736	14,178	(6,529)
Cash and Cash Equivalents, beginning of period	5,111	60,107	33,619	73,372
Cash and Cash Equivalents, end of period	$47,797	$66,843	$47,797	$66,843

Supplemental disclosure of cash flow information
Net cash paid during the period for:
Interest, net of $1.2 million of capitalized interest, for the three and six months ended June 30, 2013	$136	$511	$264	$939
Income taxes	$108	$295	$2,302	$890
Accrued purchases for property, plant, and equipment, and mineral properties and development costs	$30,916	$23,165	$30,916	$23,165

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED NET INCOME AND
ADJUSTED NET INCOME PER DILUTED SHARE RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands)

Adjusted net income and adjusted net income per diluted share are non-GAAP financial measures that are calculated as net income or earnings per diluted share adjusted for certain items that impact comparability of results from period to period including, among other items, pension settlement expense, adjustments to record inventory at lower of weighted average cost or estimated net realizable value, non-cash unrealized gains or losses associated with derivative adjustments, the recognition of the outcome of contingent gain items, and the effect of changes to Intrepid's state income tax rates on the value of its net deferred tax asset. Management believes that the presentation of adjusted net income and adjusted net income per diluted share provides useful additional information to investors for analysis of Intrepid's fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income and adjusted net income per diluted share are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted net income and adjusted net income per diluted share should not be considered in isolation or as a substitute for net income or earnings per diluted share, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under U.S. GAAP. Because adjusted net income and adjusted net income per diluted share exclude some but not all items that affect net income and may vary among companies, the adjusted net income and adjusted net income per diluted share amounts presented may not be comparable to similarly titled measures of other companies. The following are reconciliations of adjusted net income to net income and adjusted net income per diluted share to earnings per diluted share, respectively, which are the most directly comparable U.S. GAAP measures:

ADJUSTED NET INCOME:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$11,317	$19,013	$26,236	$39,639
Adjustments
Unrealized derivative gain	—	(273)	—	(497)
Loss on settlement of pension obligation termination	1,871	—	1,871	—
Compensating tax refund	(1,705)	—	(1,705)	—
Other	4	(3)	12	327
Calculated income tax effect*	(64)	107	(67)	66
Change in blended state tax rate
to value deferred income tax asset	1,260	—	1,260	—
Total adjustments	1,366	(169)	1,371	(104)
Adjusted Net Income	$12,683	$18,844	$27,607	$39,535

* Estimated annual effective tax rate of 37.7% for 2013 and 38.6% for 2012.

ADJUSTED NET INCOME PER DILUTED SHARE:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income Per Diluted Share	$0.15	$0.25	$0.35	$0.53
Adjustments
Unrealized derivative gain	—	—	—	—
Loss on settlement of pension obligation termination	0.02	—	0.02	—
Compensating tax refund	(0.02)	—	(0.02)	—
Other	—	—	—	—
Calculated income tax effect	—	—	—	—
Change in blended state tax rate
to value deferred income tax asset	0.02	—	0.02	—
Total adjustments	0.02	—	0.02	—
Adjusted Net Income Per Diluted Share	$0.17	$0.25	$0.37	$0.53

INTREPID POTASH, INC.
UNAUDITED NON-GAAP ADJUSTED EBITDA RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012
(In thousands)

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is a non-GAAP financial measure that is calculated as net income adjusted for the add back of interest expense (including derivatives), income tax expense, depreciation, depletion, and amortization, and asset retirement obligation accretion. Management believes that the presentation of adjusted EBITDA assists investors and analysts in comparing Intrepid's performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company's core operating performance. Intrepid uses adjusted EBITDA as one of the tools to evaluate the effectiveness of its business strategies. In addition, adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions.

Adjusted EBITDA should not be considered in isolation or as a substitute for performance or liquidity measures calculated in accordance with U.S. GAAP. Because adjusted EBITDA excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the adjusted EBITDA amounts presented may not be comparable to similarly titled measures of other companies. The following is a reconciliation of adjusted EBITDA to net income, which is the most directly comparable U.S. GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net Income	$11,317	$19,013	$26,236	$39,639
Interest expense, including realized and
unrealized derivative gains and losses	219	215	432	468
Income tax expense	7,171	12,312	15,869	24,925
Depreciation, depletion, and accretion	14,338	11,376	28,479	22,632
Total adjustments	21,728	23,903	44,780	48,025
Adjusted Earnings Before Interest, Taxes, Depreciation,
and Amortization	$33,045	$42,916	$71,016	$87,664